EXHIBIT 4.05

AMENDED AND RESTATED UNLIMITED GUARANTY

Date:    October 28, 2010

SECTION 66:   Definitions.

66.1.           The following terms have the following meanings unless otherwise specified herein:

“Bankruptcy Code” shall mean the United States Bankruptcy Code and any amendments thereto (Title 11, United States Code).

“Borrower” shall mean NAPCO SECURITY TECHNOLOGIES, INC., a Delaware corporation.

“Claims” shall mean each “claim” as that term is defined under Section 101(4) of the Bankruptcy Code.

“Collateral” shall mean any property which secures payment or performance of any of the Liabilities and/or Obligations, and all Proceeds thereof.

“Collateral Agent” shall mean HSBC (as defined below) in its capacity as Collateral Agent under the Credit Agreement, and shall include its successors and assigns, and any Person acting as agent or nominee for Collateral Agent.

“Credit Agreement” shall mean that certain Second Amended and Restated Credit Agreement dated as of October 28, 2010 (as amended, modified, restated or supplemented from time to time) by and among HSBC Bank USA, National Association (“HSBC”), Capital One, N.A. (“Capital One”), the various other financial institutions named therein or which hereafter become a party thereto (together with HSBC and Capital One, collectively, the “Lenders”),  and HSBC, as administrative agent and collateral agent for Lenders, Borrower and Guarantors.

“Guarantor” shall mean the undersigned (and if more than one, “Guarantor” shall mean each, any and all of them, jointly and severally).

“Guaranty” shall mean this Amended and Restated Unlimited Guaranty.

“Lenders” shall have the meaning provided in the definition of “Credit Agreement”.

“Liabilities” shall mean any and all indebtedness, obligations (whether monetary or non-monetary) and liabilities of Guarantor to the Collateral Agent, Administrative Agent and Lenders under this Guaranty, and all Claims thereon.

“Loan Document” shall have the meaning provided in the Credit Agreement.

“Obligations” shall mean any and all Obligations (as defined in the Credit Agreement), and all Claims of the Secured Creditors against the Borrower, now existing or hereafter arising under the Credit Agreement or any Loan Document, absolute or contingent, joint or several, secured or unsecured, matured or not matured, monetary or non-monetary, arising out of contract or tort, liquidated or unliquidated, arising by operation of law or otherwise and all extensions, renewals, refundings, replacements and modifications of any of the foregoing.

“Person” shall mean any natural person, corporation, limited liability company, partnership, trust, government or other association or legal entity.

“Proceeds” shall have the meaning assigned to that term by the New York Uniform Commercial Code, as amended, and also means all “proceeds,” “products,” “offspring,” “rents” or “profits” of any property, as such quoted terms are used in the Bankruptcy Code.

“Secured Creditors” shall mean (i) any Agent, (ii) any Lender, (iii) any Issuing Lender and (iv) Agent or any Lender or any Affiliate of any Agent or any Lender that has entered into a Hedge Agreement with any Borrower or is owed Bank Product Obligations.

66.2.           Other Definition Provisions.  References to “Sections” or “Schedules” shall be to Sections or Schedules of this Agreement unless otherwise specifically provided.  For purposes hereof, “including” is not limiting and “or” is not exclusive.  Capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided for in the Credit Agreement.  Any of the terms defined in Section 1(a) may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.  All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

SECTION 67:  Scope of Guaranty.  In consideration of any extension of credit or other financial accommodation heretofore, now or hereafter made by Collateral Agent and the Secured Creditors to or for the account of the Borrower pursuant to the Credit Agreement, whether voluntary or obligatory, Guarantor hereby absolutely, irrevocably and unconditionally guarantees, as primary obligor and not merely as surety, to Collateral Agent and the Secured Creditors the prompt and complete payment and performance when due (whether at stated maturity, by required prepayment, acceleration, or otherwise) of all Obligations and the performance of each of the Borrower’s covenants and obligations under the Credit Agreement, the Loan Documents and any other documents and instruments evidencing or relating to any Obligations or under which any Obligations may have been issued, created, assumed, suffered involuntarily, or guaranteed, and all fees and expenses incurred in collecting or enforcing the same, including reasonable fees and expenses of legal counsel, as more fully set forth below, all of which conclusively shall be deemed to have been incurred in reliance upon this Guaranty, as if each of the foregoing were the direct and primary legal responsibility of Guarantor and not the Borrower.

SECTION 68:  [Reserved].

SECTION 69:  Reinstatement.  If after receipt of any payment of, or of Collateral applied (or intended to be applied) to the payment of, all or any part of the Obligations, the Collateral Agent or any other Secured Creditor is for any reason compelled to surrender or voluntarily surrenders, such payment or Collateral to any person, (a) because such payment or application of Collateral is or may be avoided, invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, fraudulent conveyance, impermissible setoff or a diversion of trust funds; or (b) for any other reason, including without limitation (i) any judgment, decree or order of any Court or administrative body having jurisdiction over the Collateral Agent or any other Secured Creditor or any of their respective property, or (ii) any settlement or compromise of any such claim effected by the Collateral Agent and/or the Secured Creditors with any such claimant (including the Borrower), then the Obligations or part thereof intended to be satisfied shall be reinstated and continue and this Guaranty shall continue in full force as if such payment or Collateral had not been received by the Collateral Agent and/or the other Secured Creditors, notwithstanding any revocation thereof or the cancellation of any note or other instrument evidencing any Obligation or otherwise; and Guarantor shall be liable to pay to the Collateral Agent and/or the Secured Creditors, and hereby does indemnify the Collateral Agent and Secured Creditors and hold each of them harmless for, the amount of such payment or Collateral so surrendered and all expenses (including all attorneys' fees, court costs and expenses attributable thereto) incurred by the Collateral Agent and/or the Secured Creditors in the defense of any claim made against the Collateral Agent and/or the Secured Creditors that any payment or Collateral received by the Collateral Agent and/or the Secured Creditors in respect of all or any part of the Obligations must be surrendered.  The provisions of this Section 4 shall survive the termination of this Guaranty, and any satisfaction and discharge of the Borrower by virtue of any payment, court order or any federal or state law.

SECTION 70:  Waiver.  Guarantor hereby waives (a) notice of acceptance of this Guaranty and all notice of the creation, extension or accrual of any of the Obligations; (b) promptness, diligence,  presentment, demand for payment, notice of dishonor, and protest; (c) notice of any other nature whatsoever, except for notices specifically provided for in this Guaranty or which may not be waived under applicable law; (d) any requirement that the Collateral Agent or any other Secured Creditor take any action whatsoever against the Borrower or any other party or file any claim in the event of the bankruptcy of the Borrower; or (e) failure to protect, preserve or resort to any Collateral or to exercise or enforce the Collateral Agent’s, or any Secured Creditor’s rights under any other guaranties of or security for the Obligations; and Guarantor further agrees that this Guaranty will not be discharged except by complete performance of all Obligations of the Borrower and the Liabilities of Guarantor hereunder.  The Guarantor further waives the right to renounce any disposition or transfer of assets whether created under a will, trust agreement or intestacy statute, with respect to any devise, bequest, distributive share, trust account, life insurance or annuity contract, employee benefit plan (including, without limitation, any pension, retirement, death benefit, stock bonus or profit sharing plan, system or trust), or any other disposition or transfer created by any testamentary or non-testamentary instrument or by operation of law, and any of the foregoing created or increased by reason of a renunciation made by another Person.

SECTION 71:   Consent.  Guarantor hereby consents that from time to time, and without further notice to or consent of Guarantor, the Collateral Agent and any other Secured Creditor may take any or all of the following actions without diminishing, releasing or otherwise affecting the liability of Guarantor to pay and perform under this Guaranty: (a) extend, renew, modify, compromise, settle or release the Obligations (including without limitation any increase or decrease in the interest rate); (b) release or compromise any liability of any party or parties with respect to Obligations; (c) release its security interest in any or all of the Collateral or exchange, surrender, or otherwise deal with the Collateral as the Collateral Agent may determine; or (d) exercise or refrain from exercising any right or remedy of the Collateral Agent against any person or property.

SECTION 72:   Guaranty Absolute.  The Guarantor acknowledges that this Guaranty and the Guarantor’s obligations under this Guaranty are and shall at all times continue to be absolute and unconditional in all respects, and shall at all times be valid and enforceable irrespective of any other agreements or circumstances of any nature whatsoever which might otherwise constitute a defense to this Guaranty and the obligations of the Guarantor under this Guaranty or the obligations of any other person or party (including, without limitation, the Borrower) relating to this Guaranty, the Liabilities or the Obligations irrespective of any lack of validity, regularity or enforceability of the Obligations or any note, instrument or agreement evidencing the same or relating thereto, the acceptance of additional guarantees or collateral or the termination, by operation of law or otherwise, of the liability of anyone with respect to the Obligations, or any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Borrower.

SECTION 73:   WAIVER OF SUBROGATION.  NOTWITHSTANDING ANY PAYMENT OR PAYMENTS MADE BY GUARANTOR HEREUNDER, OR ANY SETOFF OR APPLICATION BY THE COLLATERAL AGENT OF THE COLLATERAL OR OF ANY CREDITS OR CLAIMS, GUARANTOR WILL NOT ASSERT OR EXERCISE ANY RIGHTS OF THE COLLATERAL AGENT AGAINST THE BORROWER TO RECOVER THE AMOUNT OF ANY PAYMENT MADE BY GUARANTOR TO THE COLLATERAL AGENT AND SECURED CREDITORS HEREUNDER OR UNDER ANY OTHER GUARANTY BY WAY OF SUBROGATION, REIMBURSEMENT, CONTRIBUTION, INDEMNITY, OR OTHERWISE ARISING BY CONTRACT OR OPERATION OF LAW, AND GUARANTOR SHALL HAVE NO RIGHT OF RECOURSE TO OR ANY CLAIM AGAINST ANY ASSETS OR PROPERTY OF THE BORROWER, ALL OF SUCH RIGHTS BEING HEREIN EXPRESSLY WAIVED BY GUARANTOR UNLESS AND UNTIL ALL OF THE OBLIGATIONS OF THE BORROWER HAVE BEEN SATISFIED IN FULL .  If there is more than one Guarantor, each Guarantor agrees not to seek contribution from any other Guarantor until all the Obligations shall have been paid in full.  If any amount shall nevertheless be paid to a Guarantor by Borrower or another Guarantor such amount shall be held in trust for the benefit of the Collateral Agent and the other Secured Creditors and shall forthwith be paid to the Collateral Agent, for its benefit and the ratable benefit of the Secured Creditors, to be credited and applied to the Obligations, whether matured or unmatured.  The provisions of this Section 8 shall survive the termination of this Guaranty, and any satisfaction and discharge of the Borrower by virtue of any payment, court order or any federal or state law.

SECTION 74:   Expenses.  Guarantor hereby agrees to pay any and all expenses incurred by the Collateral Agent in enforcing any rights under this Guaranty or in defending any of its rights or any amounts received hereunder.  Without limiting the foregoing, Guarantor agrees that whenever any attorney is used by the Collateral Agent to obtain payment hereunder, to advise it as to its rights, to adjudicate the rights of the parties hereunder or for the defense of any of its rights or amounts received hereunder, the Collateral Agent shall be entitled to recover all reasonable attorneys’ fees, court costs, and expenses attributable thereto.

SECTION 75:    Binding Effect.  Except to the extent it may be terminated in accordance with Section 11, this Guaranty shall remain in full force and effect and shall be binding upon Guarantor, its heirs, administrators, successors and assigns, in accordance with its terms.  If any of the present or future Obligations are guarantied by persons, partnerships or corporations in addition to the Guarantor, the death, release or discharge in whole or in part or the bankruptcy, merger, consolidation, incorporation, liquidation or dissolution of one or more of them shall not discharge or affect the liabilities of the Guarantor under this Guaranty.

SECTION 76:    Continuing Guaranty; Termination.  This Guaranty is a continuing guaranty, which shall remain in effect until all Obligations have been paid in full or collateralized in full in cash or in a manner reasonably satisfactory to the Collateral Agent otherwise performed and the Lenders have no further commitment to lend under the Credit Agreement.

SECTION 77:    Obligations Deemed to Become Due.  If the Borrower or Guarantor makes an assignment for the benefit of creditors or a trustee or receiver is appointed for the Borrower or Guarantor or for any of its property; or any proceeding by or against the Borrower or Guarantor (or any other guarantor), under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt, receivership, liquidation or dissolution law or statute is commenced; as the case may be, then all Obligations, regardless of their terms, for the purposes of this Guaranty, together with all Liabilities, shall be immediately due and payable, notwithstanding the absence of any default by the Borrower under any of the Obligations.  If any Event of Default occurs and is continuing under the Credit Agreement then all Obligations, regardless of their terms, for the purposes of this Guaranty, together with all Liabilities, shall be immediately due and payable upon demand from the Collateral Agent to the Guarantor.

SECTION 78:    Assignment.  The Secured Creditors may assign the Obligations, in whole or in part in accordance with Section 11.6 of the Credit Agreement, and each successive assignee of the Obligations so assigned may enforce this Guaranty for its own benefit with respect to the Obligations so assigned.

SECTION 79:    Notices.  Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by certified or registered first class mail, return receipt requested, by Federal Express, Express Mail or other recognized overnight delivery service or by facsimile transmitter with transmission confirmation (if such facsimile number is noted as provided herein), and shall be effective if by hand, upon delivery, if by such overnight delivery service, one (1) day after dispatch, and if mailed by first class mail as above-provided, five (5) days after mailing, and shall be sent as follows:

If to the Guarantor, to the address or facsimile number set forth below its signature or such other address or facsimile number as it may designate, by written notice to the Collateral Agent as herein provided or such other address or facsimile number as may appear in the records of the Collateral Agent.

If to the Collateral Agent, to the following address:

HSBC Bank USA, National Association
8 East 40th Street, 3rd Floor
New York, New York 10016
Attention:      Debbie Linder
Facsimile:       212-642-4046

or such other address as it may designate, by written notice to the Guarantor as herein provided.

SECTION 80:  Other Guarantees; Amendments.  The execution and delivery hereafter to the Collateral Agent by Guarantor of a new instrument of guaranty shall not terminate, supersede or cancel this instrument, unless expressly provided therein.  This Guaranty may be amended only by a writing executed by Guarantor and a duly authorized officer of the Collateral Agent.

SECTION 81:  No Waiver; Cumulative Remedies.  No delay on the part of the Collateral Agent in exercising any of its options, powers or rights, or partial or single exercise thereof, shall constitute a waiver thereof.  NO WAIVER OF ANY PROVISION OF THIS GUARANTY IS EFFECTIVE UNLESS MADE IN WRITING AND EXECUTED BY A DULY AUTHORIZED OFFICER OF THE COLLATERAL AGENT.  All rights and remedies hereunder are cumulative and may be exercised singly or concurrently.

SECTION 82:  Statute of Limitations.  Any acknowledgment, new promise, payment of principal or interest or other act by the Borrower or others with respect to the Obligations shall be deemed to be made as agent of Guarantor, and shall, if the statute of limitations in favor of Guarantor against the Collateral Agent shall have commenced to run, toll the running of such statute of limitations, and if such statute of limitations shall have expired, prevent the operation of such statute.

SECTION 83:  Governing Law; Consent to Jurisdiction; Service of Process.  This Guaranty shall be governed by and construed in accordance with the laws of the State of New York made and to be performed wholly within that State.  Guarantor hereby consents to the jurisdiction of the courts of the State of New York and the courts of the United States of America for the Southern District of New York and consents that any action or proceeding hereunder may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and authorizes the service of process on Guarantor by certified mail postage prepaid, return receipt requested sent to its address as set forth in Section 14.

SECTION 84:  RIGHT OF COLLATERAL AGENT AND SECURED CREDITORS TO ARBITRATE DISPUTES.

84.1.           GUARANTOR AGREES THAT ANY ACTION, DISPUTE, PROCEEDING, CLAIM OR CONTROVERSY BETWEEN OR AMONG GUARANTOR AND THE COLLATERAL AGENT OR ANY SECURED CREDITOR WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE (“DISPUTE” OR “DISPUTES”) SHALL, AT THE COLLATERAL AGENT’S ELECTION, WHICH ELECTION MAY BE MADE AT ANY TIME PRIOR TO THE COMMENCEMENT OF A JUDICIAL PROCEEDING BY THE COLLATERAL AGENT, OR IN THE EVENT OF A JUDICIAL PROCEEDING INSTITUTED BY GUARANTOR AT ANY TIME PRIOR TO THE LAST DAY TO ANSWER AND/OR RESPOND TO A SUMMONS AND/OR COMPLAINT MADE BY GUARANTOR, BE RESOLVED BY ARBITRATION IN NEW YORK, NEW YORK IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 19 AND SHALL, AT THE ELECTION OF THE COLLATERAL AGENT, INCLUDE ALL DISPUTES ARISING OUT OF OR IN CONNECTION WITH (I) THIS GUARANTY OR ANY RELATED AGREEMENTS OR INSTRUMENTS, (II) ALL PAST, PRESENT AND FUTURE AGREEMENTS INVOLVING GUARANTOR AND THE COLLATERAL AGENT OR THE OTHER SECURED CREDITORS, (III) ANY TRANSACTION CONTEMPLATED HEREBY AND ALL PAST, PRESENT AND FUTURE TRANSACTIONS INVOLVING GUARANTOR AND THE COLLATERAL AGENT OR ANY SECURED CREDITOR, AND (IV) ANY ASPECT OF THE PAST, PRESENT OR FUTURE RELATIONSHIP OF GUARANTOR AND THE COLLATERAL AGENT OR SECURED CREDITORS.  Collateral Agent may elect to require arbitration of any such Dispute with Guarantor without thereby being required to arbitrate all Disputes between the Collateral Agent, the other Secured Creditors and Guarantor.  Any such dispute shall be resolved by binding arbitration in accordance with Article 75 of the New York Civil Practice Law and Rules and the commercial arbitration rules of the American Arbitration Association (“AAA”).  In the event of any inconsistency between such Rules and these arbitration provisions, these provisions shall supersede such Rules. All statutes of limitations which would otherwise be applicable shall apply to any arbitration proceeding under this subsection 19(a).  In any arbitration proceeding subject to these provisions, the arbitration panel (the “arbitrator”) is specifically empowered to decide (by documents only, or with a hearing, at the arbitrator's sole discretion) pre-hearing motions which are substantially similar to pre-hearing motions to dismiss and motions for summary adjudication.  In any such arbitration proceeding, the arbitrator shall not have the power or authority to award punitive damages to any party.  Judgment upon the award rendered may be entered in any court having jurisdiction.  Whenever an arbitration is required, the parties shall select an arbitrator in the manner provided in subsection 19(d).

84.2.           No provision of, nor the exercise of any rights under, subsection 19(a) shall limit the right of any party (i) to foreclose against any real or personal property collateral through judicial foreclosure, by the exercise of a power of sale under a deed of trust, mortgage or other security agreement or instrument, pursuant to applicable provisions of the New York Uniform Commercial Code, as amended, or otherwise pursuant to applicable law, (ii) to exercise self help remedies including but not limited to setoff and repossession, or (iii) to request and obtain from a court having jurisdiction before, during or after the pendency of any arbitration, provisional or ancillary remedies and relief including but not limited to injunctive or mandatory relief or the appointment of a receiver. The institution and maintenance of an action or judicial proceeding for, or pursuit of, provisional or ancillary remedies or exercise of self help remedies shall not constitute a waiver of the right of the Collateral Agent or the other Secured Creditors, even if the Collateral Agent or any Secured Creditor is the plaintiff, to submit the Dispute to arbitration if the Collateral Agent or such Secured Creditor would otherwise have such right.

84.3.           The Collateral Agent may require arbitration of any Dispute(s) concerning the lawfulness, unconscionableness, propriety, or reasonableness of any exercise by the Collateral Agent of its right to take or dispose of any Collateral or its exercise of any other right in connection with Collateral including, without limitation, judicial foreclosure, exercising a power of sale under a deed of trust or mortgage, obtaining or executing a writ of attachment, taking or disposing of property with or without judicial process pursuant to Article 9 of the New York Uniform Commercial Code, as amended or otherwise as permitted by applicable law, notwithstanding any such exercise by the Collateral Agent.

84.4.           Whenever an arbitration is required under subsection 19(a), the arbitrator shall be selected, except as otherwise herein provided, in accordance with the Commercial Arbitration Rules of the AAA. A single arbitrator shall decide any claim of $100,000 or less and he or she shall be an attorney with at least five years’ experience.  Where the claim of any party exceeds $100,000, the Dispute shall be decided by a majority vote of three arbitrators, at least two of whom shall be attorneys (at least one of whom shall have not less than five years' experience representing commercial banks).

84.5.           In the event of any Dispute governed by this Section 19, each of the parties shall, subject to the award of the arbitrator, pay an equal share of the arbitrator's fees.  The arbitrator shall have the power to award recovery of all costs and fees (including attorneys’ fees, administrative fees, arbitrator’s fees, and court costs) to the prevailing party.

SECTION 85:  Severability.  If any one or more of the provisions contained in this Guaranty or any document executed in connection herewith shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not (to the full extent permitted by law) in any way be affected or impaired.

SECTION 86:   Headings.  The descriptive headings used in this Guaranty are for convenience only and shall not be deemed to affect the meaning or construction of any provision hereof.

SECTION 87:   WAIVER OF TRIAL BY JURY.  EACH OF THE COLLATERAL AGENT, THE OTHER SECURED CREDITORS AND GUARANTOR HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CROSS-CLAIM OR COUNTERCLAIM BROUGHT BY OR AGAINST IT ON ANY MATTERS WHATSOEVER, IN CONTRACT OR IN TORT, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS GUARANTY OR THE OBLIGATIONS.

SECTION 88:   WAIVER OF CERTAIN OTHER RIGHTS.  GUARANTOR HEREBY WAIVES THE RIGHT TO INTERPOSE ANY DEFENSE, SET-OFF, COUNTERCLAIM OR CROSS-CLAIM OF ANY NATURE OR DESCRIPTION, ANY OBJECTION BASED ON FORUM NON CONVENIENS OR VENUE, AND ANY CLAIM FOR CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES.

SECTION 89:   Amendment and Restatement.  This Amended and Restated Unlimited Guaranty amends, restates and replaces in its entirety and is given in substitution for but not in satisfaction of all previous guaranties given by Guarantor in favor of Collateral Agent and Secured Creditors, including, but not limited to (i) that certain Unlimited Continuing Guaranty dated May 12, 1997 executed by Alarm Lock Systems, Inc. and (ii) that certain Unlimited Continuing Guaranty dated July 27, 2000 executed by Continental Instruments LLC (as each may have been amended, modified, supplemented or otherwise restated from time to time).

SECTION 90:   Counterparts; Integration.  Facsimile or electronic transmissions of any executed original document and/or retransmission of any executed facsimile or electronic transmission shall be deemed to be the same as the delivery of an executed original.  At the request of any party hereto, the other parties hereto shall confirm facsimile or electronic transmissions by executing duplicate original documents and delivering the same to the requesting party or parties.  This Guaranty may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  This Guaranty constitutes the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 91:   Additional Guarantors.  Pursuant to the Credit Agreement, each Subsidiary of the Borrower organized under the laws of the United States that was not in existence on the date of the Credit Agreement is required to enter into this Guaranty as a Guarantor upon becoming a Subsidiary.  Upon execution and delivery after the date hereof by the Collateral Agent and such Subsidiary of an instrument in form and substance satisfactory to the Collateral Agent, such Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein.  The execution and delivery of any instrument adding an additional Guarantor as a party to this Guaranty shall not require the consent of any other Guarantor hereunder.  The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guaranty.

SECTION 92:   General Terms and Conditions.  In addition to and without limitation of any of the foregoing, this Guaranty shall be deemed to be a Loan Document.

IN WITNESS WHEREOF, each Guarantor has executed this Guaranty as of the day and year first written above.

GUARANTORS:
ALARM LOCK SYSTEMS, INC. By:/s/Kevin s buchel Name:Kevin S Buchel Title:Senior Vice President Address: 345 Bayview Avenue Amityville, New York 11701 Facsimile Number: (631) 842-8220

CONTINENTAL INSTRUMENTS LLC

By:   /s/KEVIN S BUCHEL
Name:KEVINF S BUCHEL
Title:SENIOR VICE PRESIDENT

Address:          355 Bayview Avenue
      Amityville, New York 11701

Facsimile Number:     (631) 842-8220

MARKS USA I, LLC

By/s/KEVIN S BUCHEL
Name:KEVIN S BUCHEL
Title:SENIOR VICE PRESIDENT

Address:          365 Bayview Avenue
       Amityville, New York 11701

Facsimile Number:     (631) 842-8220

STATE OF NEW YORK
COUNTY OF NEW YORK

On the 28th day of October,  2010, before me personally came KEVIN S BUCHEL, to me known, who being by me duly sworn, did depose and say that s/he is the SENIOR VICE PRESIDENT of ALARM LOCK SYSTEMS, INC., the corporation described in and which executed the foregoing instrument; and that s/he was authorized to sign her/his name thereto by order of the board of directors of said corporation.
______________________________
Notary Public

STATE OF NEW YORK
COUNTY OF NEW YORK

On the 28th day of October,  2010, before me personally came KEVIN S BUCHEL, to me known, who being by me duly sworn, did depose and say that s/he is the SENIOR VICE PRESIDENT of CONTINENTAL INSTRUMENTS LLC, the limited liability company described in and which executed the foregoing instrument; and that s/he was authorized to sign her/his name thereto by order of the members of said company.

______________________________
Notary Public

STATE OF NEW YORK
COUNTY OF NEW YORK

On the 28th day of October,  2010, before me personally came KEVIN S BUCHEL_, to me known, who being by me duly sworn, did depose and say that s/he is the SENIOR VICE PRESIDENT of MARKS USA I, LLC, the limited liability company described in and which executed the foregoing instrument; and that s/he was authorized to sign her/his name thereto by order of the members of said company.

______________________________
Notary Public